UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 20, 2010
RHI ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34102	36-4614616

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1325 Avenue of Americas, 21st Floor, New York, NY	10019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 977-9001
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 11, 2010, RHI Entertainment, Inc. (the “ Company”) announced that William J. Aliber would be resigning his position as the Company’s Chief Financial Officer to pursue other opportunities closer to his Kansas City home.
     On July 20, 2010, the Company’s indirect subsidiary, RHI Entertainment, LLC (“ RHI LLC”), and Mr. Aliber executed a Separation Agreement outlining the terms and conditions regarding his termination of employment. Pursuant to the Separation Agreement, Mr. Aliber’s last day of active employment with the Company will be August 13, 2010 (the “ Termination Date”).
     As consideration for executing the Separation Agreement and complying with its terms, the Company has agreed to:
     (1) continue to pay Mr. Aliber’s base salary up to and including the Termination Date; and
     (2) pay Mr. Aliber a cash payment of $292,487.23, which represents the sum of (a) $250,000, (b) the gross cost of 30 days of “COBRA” continuation coverage under the group health plan in which he participates, and (c) the value of Mr. Aliber’s accrued and unused vacation time as of the Termination Date (the “ Termination Payment”).
     As consideration for the amounts payable to Mr. Aliber under the Separation Agreement, Mr. Aliber has agreed, among other things:
     (1) to forfeit as of the Termination Date all vested and unvested restricted stock units and options to purchase the Company’s common stock that he currently holds;
     (2) that his Employment Agreement with RHI LLC, dated November 2, 2009, as amended May 3, 2010, will be terminated as of the Termination Date, except that the restrictive covenants set forth in Section 6 of such agreement regarding confidentiality, non-competition, non-solicitation, non-disparagement and other matters will continue to apply for the maximum time and to the maximum extent provided therein;
     (3) to sign a Waiver and Release of Claims Agreement (the “ Release”);
     (4) to sign an additional Release on the Termination Date (the “ Termination Date Release”). If, as of the thirtieth day following the Termination Date, Mr. Aliber has failed to sign or has revoked the Termination Date Release, then he is required to immediately repay the full amount of the Termination Payment; and
     (5) to make himself available to respond to any inquiries from the Company’s officers and board of directors and to provide consulting services and advice, as needed, regarding business matters of the Company for a 12-month period beginning on the Termination Date. Mr. Aliber further agreed to cooperate fully and make himself available to respond to any inquiries from the Company or its representatives, and to provide testimony, if needed, in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment, including testimony related to the Company’s restructuring efforts. Such continuing obligation to cooperate with the Company in any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment shall continue in perpetuity.
     The preceding summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to full text of the Separation Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits:
10.1	Separation Agreement, dated as of July 20, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RHI ENTERTAINMENT, INC.
(Registrant)
Date: July 23, 2010	By:	/s/ Henry S. Hoberman
		Name:	Henry S. Hoberman
		Title:	Executive Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Separation Agreement, dated as of July 20, 2010.